Exhibit 99.1


                           Western Plains Energy, LLC

                                                                      March 2005
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                               Inside this issue:

                  WPE has their second annual meeting     1

                  Put it all in perspective               1

                  From the commodities desk               2

                  Safety Corner                           2

                  Quality Control                         3

                  Plant Expansion                         4



                        WPE HAD ITS SECOND ANNUAL MEETING


On March 1, 2005 Western Plains Energy LLC held its second annual meeting. Fifty-five investors and guests were in attendance. The meeting was presided over by Jeff Torleumke, Board President, and he gave the resu1ts of the Board e1ections and then an overview of the last year's performance. David Mann, Brian Baalman, and Ron Blaesi were re-elected to the board for a three year term.

After the meeting adjourned, Mr. Torleumke opened the meeting up for the CEO report and then a question and answer period. The company reported net income for the nine months ended September 30, 2004 of $7,393,563 and net income for the calendar year 2004 of $9,443,274 on an unaudited basis. Interested members can view our complete financial statements contained in our annual and quarterly reports at www.sec.gov on the internet. The additional income reported for the calendar year came from our first quarter earnings in October, November, and December 2004. It's confusing because we changed our fiscal year end to September 30th, yet we report our tax year end as of December 31st.

During calendar 2004, the company was able to pay off the revolver note $5,000,000 and are currently operating on our own cash thus reducing interest cost. The company also paid $1,000,000 towards the expansion which was approximately 25% of the cost of the expansion. All told, we had a great first year. In addition, you all received a portion of the $3,600,000 HPIP Tax Credit and a portion of the $1,500,000 Small Producer Tax Credit. We also got some grant monies this year for our participation in the KIT program, and some others.

Thank you for your support and investing in this company.

Mike Erhart,

CEO


                            PUT IT ALL IN PERSPECTIVE


As the CEO of your company, it is my responsibility to reflect on the accomplishments of this company and look into the future for opportunities and ways to avoid train wrecks. We have enjoyed a great first year, we were profitable and efficient. You as investors received some dividends and tax credits that you hoped to receive but didn't really expect to see happen so quickly, as some of you have told me. However, without raining on our parade, I must stress to you that we are in a commodity business. Supply and many other factors affect our business. The success of our company will depend on our ability to be the least cost producer of Ethanol. If bad times come, we need to be positioned to make a margin when others are losing. The management team looks daily and meets weekly to plan production; to look at our production and ways to do it better, more economical, and efficient. Let's enjoy the good times, be constantly aware of the potential for bad times, and be prepared for what may come. We are involved in an exciting new business, the future is always unpredictable, so many companies get lazy during the good times, we will work hard to plan our success; together.


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PAGE 2                  WESTERN PLAINS ENERGY, LLC
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                            From The Commodities Desk


The first quarter of our fiscal year (last quarter of the calendar year) was one of transition for the commodities markets. Grains transitioned from crop year to crop year. Natural gas started into the winter "heating" season and ethanol hit its peak period of "oxy" blending markets.

During the month of October, we transitioned our "grind" back to 100% milo (grain sorghum). While this year was by no way a bumper milo crop in our area, it was markedly better than the previous couple of years. Milo prices have traded at a significant discount to corn prices in western Kansas so far this year making it our first choice for the plant. Nationally, the market has had to digest record production for corn which has pressured prices. The combination of the better local supply and lower futures values has contributed to our cost of grain being markedly lower for our fist quarter grain cost compared to the previous couple of quarters. We anticipate using 100% milo for our "grind" for the balance of the year.

Natural gas costs for the plant were up during the quarter. Overall NG in storage has been better than the previous couple of years, but that was not reflected in values. The entire energy complex has maintained historically high prices which along with seasonal winter support for natural gas has kept prices elevated.

The last quarter of the year is the heart of the "oxy" blending season has been traditionally a strong pricing period for ethanol as stocks are drawn down from the increased demand. However, in 2004 the increased ethanol production capacity built in recent years more than met the increased demand for the "oxy" season. Prices still surpassed historical ethanol values, but that was due to continued strength from gasoline and the overall energy complex. The challenge moving forward will be for ethanol to maximize it's value as a blend in the gasoline markets.

Eric Sperber

Commodities Manager


                                  Safety Corner

With the New Year in full swing, we are another year older and a whole lot wiser. This spring we will have completed all the fire protection system upgrades. I will step you through a few changes and additions that were made. Within the Distillation area we've added a water deluge system that will flood the area with water if there is a fire event. Along with the deluge addition we've also added three more fire hydrants with monitor nozzles along the south edge of our tank farm. We hope and anticipate this addition will allow for quicker response time and minimal fire damage or explosion possibilities. With the added hydrants we now have a total of eight units. The last piece of the fire protection upgrade was to add a smoke and heat detection system throughout the plant and administration areas. This completes our effort to include the entire facility in a fire prevention program.

With this being the first of the year it is time for the annual permitting and compliance audits. We are in a highly regulated industry and have to pay very close attention to the regulatory and compliance deadlines. Each year will offer a little ease to the task as we build history with all reporting agencies.

Eric Robben
Safety Manager


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                           WESTERN PLAINS ENERGY, LLC                     PAGE 3
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Quality Control

It's been a month since we brought our fourth fermenter online, yet it somehow seems as though it was part of the original design. With the expansion we are averaging 4,000 bushels more a day. The percent ethanol, at the time the fermenter is dropped to the beerwell, has jumped 4/10ths, and the gallons of anhydrous ethanol produced has increased 3/10ths per bushel! This in part can be attributed to the WPE team, whose hard work and desire to push the limits has in fact allowed us to raise the bar.

Apart from keeping track of the data, the lab is fully responsible for the daily reporting and testing of all water types relating to the plant. On average, the plant discharges 71,474 gallons per day to the discharge pond.


____________________________________________________________________________
                Discharge               Pond
                --------------------------------------
Test                    Jan.                    Feb.            Average
-------------        ----------              ---------        ----------
pH                      7.50                    7.71            7.61

Temp. F.                  10                       6               8

Chlorine                0.06                    0.03            0.05
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The table above shows the average per month and the average for the year.
Testing is done once a week.

One of the main functions of the lab is to provide protection against infection. We regularly monitor our HPLC readings, paying particular attention to the lactic acid amounts, and the acetic acid amounts. Another useful instrument we have in the lab is the microscope, and to help us better identify what we might see under the microscope we have recently done some plating and gram staining of the Lactobacillus bacteria. The plating allows us to grow bacteria, and can also be helpful in determining what antibiotics could be used to treat the bacteria. The gram stain dyes the bacteria for easy identification under a microscope.

WPE understands that the lab is a fundamental aspect of the fermentation process. Our job is to observe, study, question, and learn the variables that influence the success of the company. We have the potential to exceed expectations, to alter the perception of what can be done, and WPE as a whole looks forward to those challenges.


Tammy Nelson
Lab Manager


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        "Fueling the Future"                       Presorted Standard

        3022 Co. Rd. 18                            U.S. Postage Paid

        Oakley, KS 67748                           GRINNELL, KS

        Phone:  785-672-8810                       Permit NO.5



     "This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "estimate", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings."


                            Plant Expansion Complete

What a year 2004 was. Can you believe in less than a year we've gone through a plant start up and an expansion? On January 9th we ran at the expanded (40 million) rate. One of the last and most exciting things we installed was the new centrifuge. The centrifuge separates the solids and liquid after the alcohol has been stripped out. The solids are our distillers grain and the liquids go through the evaporators to make the syrup we add back to the distillers grain. This centrifuge is 50% bigger than the ones we started with and to our knowledge only the second one built. It's state of the art with automatic oil systems and a much more informative display screen. The display screen has digital read outs of vibration and bearing temperatures which makes preventive maintenance and trouble shooting easier. It also gives us the capacity to only run three centrifuges having one as a spare we can rotate to as we do preventive maintenance or work on one without dropping rate. We also upgraded the hydroheater. The hydroheater uses steam and back pressure to shear the starch molecule into small pieces so we can quickly and efficiently convert the starch to fermentable sugars in liquefaction. We installed a larger combining tube so the hydroheater can handle the larger flow rates. Congratulations on an exceptional first year. I can't wait to see what year two brings.

Joe Kreutzer

Production Manager